Exhibit 10.08

II‑VI Incorporated
Performance Share Award AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Summary of Award (as defined below), by and between II‑VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Recipient, as specified in the applicable Summary of Award, who is a director, employee or consultant of II-VI or one of its Subsidiaries (the “Recipient”). For purposes of this Agreement, the term “Company” shall include II-VI and/or any Subsidiary of II-VI that the Recipient is employed by or may become employed by or provide services to during the Recipient’s employment by II-VI or any such Subsidiary.

Reference is made to the Summary of Award (the “Summary of Award”) issued to the Recipient with respect to the applicable Award, which may be found on Morgan Stanley StockPlan Connect system www.stockplanconnect.com (or any successor system selected by II-VI) (the “StockPlan Connect System”). Reference further is made to the Summary Plan Description relating to the Plan (as defined below) which also may be found on the StockPlan Connect System.

All capitalized terms used herein, to the extent not defined herein, shall have the meanings set forth in the II-VI 2012 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), a copy of which can be found on the StockPlan Connect System, and/or the applicable Summary of Award. Terms of the Plan and the Summary of Award are incorporated herein by reference. This Agreement shall constitute an Award Agreement as that term is defined in the Plan and is intended to be a Qualified Performance-Based Award within the meaning of the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Recipient and II-VI agree as follows:

1.Performance Share Award. II-VI hereby grants to the Recipient an Award of the number of Performance Shares specified in the Summary of Award, to be earned based upon achievement of the Performance Objectives in accordance with Section 2 (this “Award”). For the purposes of this Award: (1) “Performance Period” shall mean the period from July 1, 2016 through and including June 30, 2019; (2) “Target Award” shall mean the Target Award set forth in the Summary of Award; and (3) “Maximum Award” means the maximum number of Performance Shares that may be earned under this Agreement as set forth in the Summary of Award, which number represents 200% of the Target Award.

2.Determination of Shares Earned. Subject to Section 6 and Section 7, Performance Shares shall be earned in accordance with the following schedule:

Performance Shares Earned as a Percentage of Target Award
If II-VI Consolidated Cash Flow from Operations is less than 74.99% of the Cash Flow Target	0%
If II-VI Consolidated Cash Flow from Operations is greater than or equal to 75.00% and less than 100.0% of the Cash Flow Target	50.0% to 99.99%(1)
If II-VI Consolidated Cash Flow from Operations equals 100.0% of the Cash Flow Target	100.0%
If II-VI Consolidated Cash Flow from Operations is greater than 100.0% and less than 140.0% of the Cash Flow Target	100.01% to 199.99%(2)
If II-VI Consolidated Cash Flow from Operations is greater than or equal to 140.0% of the Cash Flow Target	200.0% (Maximum Award)

(1)

In the event that the II-VI Consolidated Cash Flow from Operations is greater than or equal to 75.0% and less than 100.0% of the Cash Flow Target, the Performance Shares earned as a percentage of the Target Award will be a percentage determined on a linear basis between 50.0% and 99.99% by adding 50.0% to the product of (A) 50.0% and (B)(i) the II-VI Consolidated Cash Flow from Operations as a percentage of the Cash Flow Target less 75.0% divided by (ii) 25.0% (which product cannot exceed 49.99%).

(2)

In the event that the II-VI Consolidated Cash Flow from Operations is greater than 100.0% and less than 140.0% of the Cash Flow Target, the Performance Shares earned as a percentage of the Target Award will be a percentage determined on a linear basis between 100.01% and 199.99% by adding 100.0% to the product of (A) 100.0% and (B)(i) the II-VI Consolidated Cash Flow from Operations as a percentage of the Cash Flow Target less 100.0% divided by (ii) 40.0% (which product cannot exceed 99.99%).

For the purposes of this Award: (i) “II-VI Consolidated Cash Flow from Operations” shall mean the consolidated “Net cash flow provided by operating activities” of II-VI for the Performance Period, determined in accordance with generally accepted accounting principles in the United States, consistently applied; (ii) all targets are expressed in US dollars and performance for II-VI businesses that do not use US dollars as their reporting currency will be translated into US dollars via II-VI’s financial consolidation system at the appropriate exchange rates; and (iii) “Cash Flow Target” shall mean $.  Only whole Performance Shares shall be earned in accordance with this Section 2. By way of example and not limitation, earning 66.67% of a Target Award of 100 Performance Shares would result in delivery of 66 Performance Shares.

3.Delivery of Shares. Unless the Recipient has elected to defer receipt of the Performance Shares in accordance with Section 4, and except as otherwise provided in Section 2,

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II-VI shall cause a stock certificate (or equivalent electronic book entry) representing Shares equal to the number of Performance Shares earned as provided in Section 2 to be issued or credited, as applicable, to the Recipient no later than the seventy-fifth (75th) calendar day following the end of the Performance Period.

4.Deferral. A the Recipient that is subject to US Federal income tax may elect in writing on or before the date that is twelve (12) months prior to the end of the Performance Period, or such earlier date as may be designated in writing by II-VI (the “Latest Deferral Date”) in order to satisfy the deferral election requirements of Section 409A, to defer the issuance of all or part of the Performance Shares earned. Any such election shall: (1) specify the date of issuance for the earned Performance Shares, which shall not be earlier than the fifth (5th) anniversary of the original payment date or such other minimum deferral period as may be designated by II-VI in order to satisfy the deferral election requirements of Section 409A; and (2) comply with all other applicable deferral election requirements of Section 409A.

5.Limitation of Rights; Dividend Equivalents. The Recipient shall not have any rights of ownership of the Shares underlying the Performance Shares before the issuance of such Shares, including the right to vote such shares. The Recipient, however, shall be entitled to receive, following the completion of the Performance Period but in no event later than March 15th of the calendar year following the completion of the Performance Period, a cash payment equal to the cash dividends that would have been paid during the Performance Period on the applicable number of Shares underlying the Performance Shares earned as provided in Section 2 if such Shares had been issued and outstanding during the Performance Period.

6.Separation from Service.

(a)Except as provided in Section 6(b) and Section 7 or as may be otherwise determined by the Committee, if the Recipient incurs a Separation from Service before the end of the Performance Period, this Award shall be forfeited on the date of such Separation from Service.

(b)Prorating in Certain Circumstances. Notwithstanding Section 6(a), if the Recipient’s Separation from Service occurs during the Performance Period due to the Recipient’s (i) normal retirement, as defined in II-VI’s Global Retirement Policy, (ii) death, (iii) permanent and total disability, as defined in Code Section 22(e)(3) (a “Disability”), (iv) termination by the Company other than for Cause (as defined below) other than within two years following a Change in Control or (v) termination by the Recipient for Good Reason (as defined below) other than within two years following a Change in Control, but only if the Recipient’s offer letter, employment agreement or other applicable employment or service agreement with the Company provides for severance upon Separation from Service for Good Reason (or a similar term), then in each case under clauses (i) - (v) of this paragraph the Recipient shall be entitled to a prorated portion of the Performance Shares to the extent earned pursuant to Section 2, determined at the end of the Performance Period and based on the ratio of the number of complete months the Recipient was employed or served (as applicable) during the Performance Period to the total number of months in the Performance Period. In the event of the death of the Recipient, delivery of the applicable number of Shares shall be made to the Recipient’s estate as soon as administratively practicable after the end of the Performance Period.

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7.Change in Control; Adjustments to Payments.

(a)Change in Control. Notwithstanding any provision to the contrary in this Agreement or in any offer letter, employment agreement or other applicable employment or service agreement between the Recipient and the Company that discusses the effect of a Change in Control on the Recipient’s Awards, in the event of a Change in Control during the Performance Period, the following provisions shall apply, unless provided otherwise by the Committee prior to the date of the Change in Control:

(i)To the extent this Award is assumed, converted or replaced by the resulting entity in the Change in Control, if within two (2) years after the Change in Control the Recipient has a Separation from Service either (A) by the Company other than for Cause (as defined below) or (B) by the Recipient for Good Reason (as defined below), then the target payout opportunities attainable under this Award shall be deemed to have been earned as of the applicable Separation from Service based upon the greater of: (1) an assumed achievement of all relevant performance goals at their “target” level, or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control. This Award, as adjusted for such deemed performance, shall become vested in full and shall be paid as soon as administratively practicable (not more than thirty (30) days) after the date of such Separation from Service.

(ii)To the extent this Award is not assumed, converted or replaced by the resulting entity in the Change in Control, then the target payout opportunities attainable under this Award shall be deemed to have been earned as of the Change in Control based upon the greater of: (1) an assumed achievement of all relevant performance goals at their “target” level, or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control. This Award, as adjusted for such deemed performance, shall become vested in full and shall be paid as soon as administratively practicable (not more than thirty (30) days) after the date of such Change in Control.

(b)“Cause” shall be defined as that term is defined in the Recipient’s offer letter, employment agreement or other applicable employment or service agreement with the Company; or, if there is no such definition, “Cause” shall mean a determination by the Company that any of the following has occurred:

(i)the willful failure by the Recipient to perform the Recipient’s duties and responsibilities to the Company (other than any such failure resulting from the Recipient’s Disability), which is not cured within ten (10) business days of receiving written notice from the Company specifying in reasonable detail the duties or responsibilities that the Company believes are not being adequately performed;

(ii)the willful engaging by the Recipient in any act that is damaging to the Company;

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(iii)the conviction of the Recipient of, or a plea of “guilty” or “no contest” to, (A) any felony or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(iv)any breach by the Recipient of the terms of any written agreement between the Recipient and the Company relating to proprietary information, confidentiality, non-disclosure, ownership of inventions, non-competition, non-solicitation, non-interference or non-disparagement;

(v)the engaging by the Recipient in any willful act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Recipient; or

(vi)the commission of any act by the Recipient that is in violation of the Company’s Code of Business Conduct and Ethics.

(c)“Good Reason” shall be defined as that term is defined in the Recipient’s offer letter, employment agreement or other applicable employment or service agreement with the Company; or, if there is no such definition, “Good Reason” shall mean that any of the following has occurred, without the Recipient’s express written consent:

(i)a material reduction of the Recipient’s employment responsibilities from those immediately prior to the Change in Control;

(ii)a material reduction by the Company of the Recipient’s eligibility for Total Target Compensation as in effect immediately prior to the Change in Control, with “Total Target Compensation” defined as the Recipient’s annual base salary plus the cash and stock compensation the Recipient is eligible to receive from the Company at one hundred percent (100%) performance, whether sales incentive, bonus or otherwise;

(iii)a material increase in the amount of the Recipient’s business travel that produces a constructive relocation of the Recipient;

(iv)a material reduction by the Company in the kind or level of employee benefits to which the Recipient is entitled immediately prior to the Change in Control, with the result that the Recipient’s overall benefits package is materially reduced; or

(v)the relocation of the Recipient to a facility or a location more than thirty (30) miles from the Recipient’s principal place of employment immediately prior to the Change in Control.

In order for the Recipient to incur a Separation from Service for Good Reason, (A) the Company must be notified by the Recipient in writing within ninety (90) days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Notice Period”), and (C) such Separation from Service must occur within sixty (60) days after the expiration of the Notice Period.

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(d)Adjustments to Payments.

(i)Notwithstanding any provision to the contrary in this Agreement, if it is determined that any payment or distribution by the Company to the Recipient or for the Recipient’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Code Section 4999, or any interest or penalty is incurred by the Recipient with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Recipient retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Recipient received all of the Payments. The Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination.

(ii)All determinations required to be made under this Section 7(d), including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by II-VI from among the four (4) largest accounting firms in the United States or any nationally-recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide detailed supporting calculations both to II-VI and to the Recipient within fifteen (15) business days of the receipt of notice from the Recipient that there has been a Payment, or such earlier time as is requested by II-VI. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, II-VI shall appoint another nationally-recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by II-VI. If the Accounting Firm determines that no Excise Tax is payable by the Recipient, it shall furnish the Recipient with a written opinion that failure to report the Excise Tax on the Recipient’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Recipient.

8.Nontransferability. Except as otherwise provided in the Plan, the Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Performance Shares in violation of this Section or the Plan shall render this Award null and void.

9.Adjustments. Upon any event described in Section 12 of the Plan (entitled “Adjustments”) or any successor provision thereto, the terms of such Section 12 of the Plan or any successor provision thereto shall apply to this Award.

10.Fractional Shares. II-VI shall not be required to issue any fractional Shares pursuant to this Award, and II-VI may round fractional Shares down to the nearest whole Share.

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11.Responsibility for Taxes.

(a)Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items owed by the Recipient is and remains the Recipient’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of this Award or the subsequent sale of Shares acquired pursuant to this Award; and (ii) does not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate the Recipient’s liability for Tax-Related Items.

(b)Prior to the time any Tax-Related Items become due in connection with this Award, the Recipient shall pay or make adequate arrangements satisfactory to the Company to satisfy all minimum withholding obligations of the Company. In this regard, the Recipient authorizes the Company to withhold all applicable minimum Tax-Related Items legally payable by the Recipient from the Recipient’s wages or other cash compensation paid to the Recipient by the Company or from proceeds of the sale of Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of Shares that the Recipient acquires to meet the minimum withholding obligation for Tax-Related Items, and/or (ii) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Recipient shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver Shares if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items as described in this Section 11.

12.Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control, except that capitalized terms specifically defined in this Agreement shall have the meaning given to them in this Agreement with respect to their usage in this Agreement, notwithstanding the definitions given to such terms in the Plan (which definitions shall control as they relate to the usage of such terms in the Plan).

13.No Continued Rights. The granting of this Award shall not give the Recipient any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or its Subsidiaries, nor shall it interfere in any way with any right that the Company would otherwise have to terminate the Recipient’s employment or other service at any time, or the right of the Recipient to terminate his or her employment or other service at any time.

14.Rights Unsecured. II-VI shall remain the owner of all Performance Shares deferred by the Recipient pursuant to Section 4 and the Recipient shall have only II-VI’s unfunded, unsecured promise to pay pursuant to the terms of this Agreement and the II-VI Non-Qualified Executive Plan, as it may be amended and/or restated from time to time, and any predecessor or successor plan thereto. The rights of the Recipient hereunder and thereunder shall be those of a general unsecured creditor of II-VI and the Recipient shall not have any security interest in any assets of II-VI.

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15.Non-Competition; Non-Solicitation; Confidentiality.

(a)While the Recipient is employed by the Company and for a period of one (1) year after the Recipient’s Separation from Service for any reason (the “Restricted Period”), the Recipient will not directly or indirectly:

(i)engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or, to the Recipient’s knowledge, planned to be developed, manufactured, marketed or sold, by II-VI or its Subsidiaries while the Recipient was employed by the Company, within the United States of America and/or any other country within which II-VI or its Subsidiaries have customers or prospective customers as of the date of such Separation from Service.

(ii)(A) solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by II-VI or its Subsidiaries, (1) any customers of II-VI or its Subsidiaries, (2) any prospective customers known by the Recipient to have been solicited by II-VI or its Subsidiaries within the twelve (12) months prior to the Recipient’s Separation from Service, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by II-VI or its Subsidiaries who have become known to the Recipient as a result of his/her employment with the Company, or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of II-VI or its Subsidiaries to cease or restrict doing business with II-VI or its Subsidiaries, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and II-VI or its Subsidiaries.

(iii)either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee of II-VI or its Subsidiaries to leave the employ of II-VI or its Subsidiaries, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Recipient to solicit for employment, hire or engage as an independent contractor, any person who was employed by II-VI or its Subsidiaries at any time during the term of the Recipient’s employment with the Company; provided that this clause (B) shall not apply to any individual whose employment with II-VI or its Subsidiaries has been terminated for a period of one (1) year or longer.

(b)The Recipient acknowledges that certain materials, including information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of II-VI and its Subsidiaries constitute proprietary confidential information and trade secrets. Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm,

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partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company, any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to II-VI and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant. The Recipient agrees that, upon the Recipient’s Separation from Service for any reason, the Recipient will immediately return to II-VI all property of II-VI and its Subsidiaries, including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of II-VI and its Subsidiaries, except that the Recipient may retain personal items. The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of II-VI and its Subsidiaries.

The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 15 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in Section 15 will not exceed the one (1)-year period set forth above.

16.Remedies; Clawback.

(a)II-VI and the Recipient acknowledge and agree that that any violation by the Recipient of any of the restrictive covenants contained in Section 15 would cause immediate, material and irreparable harm to II-VI and its Subsidiaries which may not adequately be compensated by money damages and, therefore, II-VI and its Subsidiaries shall be entitled to injunctive relief (including one (1) or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation, including the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 16(b), and the right to require the Recipient to account for and pay over to II-VI all benefits derived or received by the Recipient as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI.

(b)In the event that the Recipient violates or breaches any of the covenants set forth in Section 15, the Performance Shares and the right to receive Shares in exchange for such Performance Shares shall be forfeited. II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Recipient, to the extent that any Shares were received with respect to such Performance Shares (i) return and transfer to II-VI any such shares directly or beneficially owned by the Recipient, and (ii) to the extent that the Recipient sold or transferred any such Shares, disgorge and/or repay to II-VI any profits or other economic value (as determined by II-VI) made or realized by the Recipient with respect to such Shares, including the value of any gift thereof.

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(c)This Award, and any amounts or benefits received or outstanding under the Plan, as well as any other incentive awards previously granted to the Recipient by the Company, shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (a) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) similar rules under the laws of any other jurisdiction, and (c) any policies adopted by the Company to implement such requirements. The Recipient acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Recipient, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and agrees that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

17.Recipient Acknowledgments. The Recipient acknowledges and agrees that (a) as a result of the Recipient’s previous, current and future employment with the Company, the Recipient has had access to, will have access to and/or possesses or will possess confidential and proprietary information of II-VI and its Subsidiaries, (b) II-VI and its Subsidiaries are engaged in a highly competitive business conduct such business worldwide, (c) this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Recipient’s employment for any period of time and does not change the at-will nature of the Recipient’s employment, except as set forth in a separate written employment agreement between the Company and the Recipient, (d) the restrictive covenants set forth in Section 15 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of II-VI and its Subsidiaries, (e) the remedy, forfeiture and payment provisions contained in Section 16 are reasonable and necessary to protect the legitimate business interests of II-VI and its Subsidiaries, (f) acceptance of these Performance Shares and agreement to be bound by the provisions hereof is not a condition of the Recipient’s employment and (g) the Recipient’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 15 and Section 16.

18.Severability; Waiver. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by II-VI in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI on any one occasion is

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effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

19.Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Recipient, via the StockPlan Connect System in accordance with the procedures established by II-VI for such notice. Otherwise, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to the Recipient at his or her most recent home address on record with II-VI. Notices are effective upon receipt.

20.Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof. The Recipient and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court; provided, however, that, notwithstanding anything to the contrary set forth above, II-VI may file an action to enforce the covenants contained in Section 15 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including where the Recipient resides or where the Recipient was employed by the Company. The Recipient and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court. The Company shall be a third-party beneficiary of this Agreement.

21.Entire Agreement. This Agreement (including the Plan and the Summary of Award) contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to this Award, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to this Award which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Recipient.

22.Captions. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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23.Limitation of Actions. Any lawsuit commenced by the Recipient with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

24.Section 409A. This Agreement and this Award are intended to satisfy all applicable requirements of Section 409A or an exception thereto and shall be construed accordingly. II-VI may in its sole discretion, and without the Recipient’s consent, take any action it deems necessary to comply with the requirements of Section 409A or an exception thereto, including amending the terms of this Award and this Agreement, in any manner it deems necessary to cause this Award and this Agreement to be excepted from Section 409A (or to comply therewith to the extent that II-VI determines it is not excepted). Notwithstanding, the Recipient recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

25.Assignment. Except as provided in Section 8, the Recipient’s rights and obligations under this Agreement shall not be transferable by the Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by the Recipient shall be void. II-VI and the Company may assign/delegate all or any portion of this Agreement and its rights hereunder without prior notice to the Recipient and without the Recipient providing any additional consent thereto, whereupon the Recipient shall continue to be bound hereby with respect to such assignee/delegatee.

26.Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Plan, the Performance Shares, the Recipient’s participation in the Plan or future awards that may be granted to the Recipient under the Plan, by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and to the Recipient’s participation in the Plan through an on-line or electronic system established and maintained by II-VI or another third party designated by II-VI, including the StockPlan Connect System. Likewise, II-VI may require the Recipient to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

27.Further Assurances. The Company and the Recipient shall use commercially reasonable efforts to, from time to time at the request of the other party, without any additional consideration, furnish the other party such further information or assurances, execute and deliver such additional documents and take such other actions and do such other things, as may be necessary to carry out the provisions of this Agreement.

28.Compliance with Legal Requirements. The grant of this Award and the issuance of any Shares or other amounts under this Award, and all other obligations of the Company under this Agreement, shall be subject to all applicable laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. Subject to Section 409A, the Committee may postpone the issuance or delivery of Shares under this Award as the Committee may consider appropriate and may require the Recipient to make such representations and furnish

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such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.

29.Appendix A. The Recipient acknowledges and agrees that, if the Recipient is an employee outside the U.S., this Award is subject to the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix A hereto. Appendix A constitutes part of this Agreement. The Company reserves the right to impose other requirements on this Award to the extent that the Company determines that it is necessary or advisable in order to comply with local law or facilitate the administration of this Award and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Recipient pursuant to II-VI’s instructions to the Recipient (including through the StockPlan Connect System) shall constitute execution of this Agreement by the Recipient.

The Recipient agrees that his or her electronic acceptance of this Agreement, including via the StockPlan Connect System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED

By:
Name:	David G. Wagner
Title:	Vice President, Human Resources

PARTICIPANT

Electronic Acceptance via the
StockPlan Connect System

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Appendix A

General Terms Applicable to Awards Granted to Employees Outside the U.S.

1.DATA PRIVACY

By accepting this Award, the Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this document and any other grant materials by the Company for the exclusive purpose of implementing, administering and managing this Award.

The Recipient understands that the Company holds certain personal information about the Recipient, including the Recipient’s name, home address, telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to Shares or equivalent benefits awarded, canceled, vested, unvested or outstanding in the Recipient’s favor (the “Data”), for the purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these Data recipients may be located in the Recipient’s country or elsewhere (for example, the United States) and that the Data recipient’s country may have different data privacy laws and protections from the Recipient’s country. The Recipient understands that the Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting the Recipient’s local human resources representative. The Recipient authorizes the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purposes of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient understands that the Recipient may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Recipient’s local human resources representative. Further, the Recipient understands that the Recipient is providing the consents herein on a purely voluntary basis. If the Recipient does not consent, or if the Recipient later seeks to revoke the Recipient’s consent, the Recipient’s employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Recipient’s consent is that the Company would not be able to grant to the Recipient this Award or other awards or administer or maintain this Award or such other awards. Therefore, the Recipient understands that refusing or withdrawing the Recipient’s consent may affect the Recipient’s ability to benefit from this Award. For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that the Recipient may contact the Recipient’s local human resources representative.

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2.ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Agreement and accepting this Award evidenced hereby, the Recipient acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, and all awards under the Plan are discretionary in nature;

(b)the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of awards, even if such awards have been awarded in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the grant of this Award shall not create a right to employment with the Company and shall not interfere with the ability of the Company to terminate the Recipient’s employment or service relationship (if any);

(e)the Recipient is voluntarily participating in the Plan;

(f)this Award and any payment made pursuant to this Award, and the value and income of the same, are not part of normal or expected compensation or salary for any purposes, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service, bonus, long-service, pension, retirement or similar benefits, payments or awards;

(g)unless otherwise agreed with the Company, this Award and any Shares subject to this Award, and the value and income of the same, are not granted as consideration for, or in connection with, any service the Recipient may provide as a director of II-VI or any Subsidiary;

(h)in accepting this Award, the Recipient expressly recognizes that this Award is made solely by II-VI, with principal offices at 375 Saxonburg Boulevard; Saxonburg, Pennsylvania  16056; U.S.A.; II-VI is solely responsible for the administration of the Plan and the Recipient’s participation in the Plan; in the event that the Recipient is an employee of a Subsidiary, this Award and the Recipient’s participation in the Plan will not create a right to employment or be interpreted to form an employment or service contract or relationship with II-VI; and this Award will not be interpreted to form an employment or service contract with any Subsidiary;

(i)the future value of the Shares that may be delivered under this Award (pursuant to the terms of this Award) is unknown, indeterminable and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from termination of the Recipient’s employment or service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of the

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employment laws in the jurisdiction where the Recipient is employed or providing services or the terms of the Recipient’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to this Award as provided by any applicable Company compensation recoupment, clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time and, in consideration of the grant of this Award to which the Recipient is not otherwise entitled, the Recipient irrevocably agrees never to institute any claim against II-VI or any Subsidiary, waives the Recipient’s ability, if any, to bring any such claim, and releases II-VI and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Recipient shall be deemed irrevocably to have agreed not to pursue such claim, and the Recipient agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)for purposes of this Award, the Recipient’s employment will be considered terminated as of the date the Recipient is no longer actively employed and providing services to the Company (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Recipient is employed or providing services or the terms of the Recipient’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Recipient’s right to vest in any portion of this Award (and any related dividend equivalents or similar rights) under the Plan, if any, will terminate as of such date and will not be extended by any notice period (for example, the Recipient’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Recipient is employed or providing services or the terms of the Recipient’s employment or service agreement, if any); the Company, in its sole discretion, shall determine when the Recipient is no longer actively employed or providing services for purposes of this Award (including whether the Recipient may still be considered to be actively employed or providing services while on an approved leave of absence);

(l)the Recipient is solely responsible for investigating and complying with any exchange control laws applicable to the Recipient in connection with his or her participation in the Plan;

(m)unless otherwise provided in the Plan or by the Company in its sole discretion, this Award and the benefits evidenced by this Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(n)the Company shall not be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of this Award, any payment made pursuant to this Award or the subsequent sale of any Shares acquired under the Plan.

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3.LANGUAGE

If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

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